 Exhibit 99.2

Uber Announces Pricing of $1.0 Billion Convertible Senior Notes Offering

SAN FRANCISCO, December 8, 2020 – Uber Technologies, Inc. (NYSE: UBER) today announced the pricing of $1.0 billion principal amount of 0% Convertible Senior Notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Uber also granted the initial purchasers of the notes an option to purchase up to an additional $150 million principal amount of the notes. The sale of the notes is expected to close on December 11, 2020, subject to customary closing conditions.

The notes will be senior unsecured obligations of Uber, will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on December 15, 2025, unless earlier converted, redeemed or repurchased. The conversion rate of the notes will initially be 12.3701 shares of Uber’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $80.84 per share of Uber’s common stock). The initial conversion price of the notes represents a premium of approximately 52.5% over the last reported sale price of Uber’s common stock on the New York Stock Exchange on December 8, 2020. The notes will be convertible into cash, shares of Uber’s common stock or a combination of cash and shares of Uber’s common stock, at Uber’s election.

Uber may redeem for cash all or any portion of the notes, at its option, on or after December 20, 2023 if the last reported sale price of Uber’s common stock has been at least 130% of the conversion price of the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending, and including, the trading day immediately preceding on the date on which Uber provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date.

If Uber undergoes a “fundamental change,” then, subject to certain conditions and limited exceptions, holders of the notes may require Uber to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date of the notes or if Uber delivers a notice of redemption in respect of the notes, Uber will, in certain circumstances, increase the conversion rate of the notes for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

Uber estimates that the net proceeds from the offering will be approximately $987.5 million (or $1.136 billion if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by Uber. Uber intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include acquisitions or strategic transactions, although Uber has not designated any specific uses at this time.

Neither the notes, nor any shares of Uber’s common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include statements concerning the expected closing of the offering and the anticipated use of the net proceeds from the offering. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “believe,” “could,” “expect”, “intend,” “may,” “potential,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ from Uber’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in Uber’s Securities and Exchange Commission (“SEC”) filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and other filings that Uber makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. In addition, forward-looking statements contained in this press release are based on assumptions that Uber believes to be reasonable as of this date. Except as required by law, Uber assumes no obligation to update these forward-looking statements as a result of new information, future events, changes in expectations or otherwise.

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

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